Exhibit 99.2

CORPORATE PARTICIPANTS

 William McGann Implant Sciences Corp. - CEO

 Roger Deschenes Implant Sciences Corp. - CFO, VP - Finance

 Todd Silvestri Implant Sciences Corp. - COO

 Darryl Jones Implant Sciences Corp. - EVP

 Robert Liscouski Implant Sciences Corp. - President

CONFERENCE CALL PARTICIPANTS

 Mark Conrad Jordan Noble Financial Group - Analyst

 Ronald Thomas Sanchez Spencer Edwards - Analyst

 Eric Akkum

 Howard Vayne

 Patrick Mayer

 Jim Shims

 Peter Bunnell

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the First Quarter 2016 Implant Sciences Corp. Earnings Conference Call. My name is Tony and I will be your operator for today.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to Mr. William McGann, Chief Executive Officer. Please proceed.

 William McGann  - Implant Sciences Corp. - CEO

 Thank you, Tony, and good afternoon, and thank you to all of our shareholders out there for joining the Implant Sciences First Quarter 2016 Earnings Call. We're looking forward today to reporting our results and engaging in a discussion of our performance as a business with you. We'll start as always with Roger, our CFO, in making the safe harbor statements and reporting the financial results. So, Roger, over to you, please.

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 Thank you, Bill. We'll begin with our safe harbor disclosure. During this afternoon's presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the company's financial performance. Each time we do, we will try to identify these statements with words such as expect, believe, anticipate, or other words that indicate potential events. These forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements. Please consider the risk factors contained in the press release that was issued yesterday, November 11, 2015, and stated during this conference call, as well as the risk factors and uncertainties described in our annual report on Form 10-K for the fiscal year ended June 30, 2015, which is on file with the Securities and Exchange Commission.

During this afternoon's presentation, we may discuss or disclose non-GAAP measures. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with U.S. GAAP. The presentation of non-GAAP information is intended instead to provide additional information to investors to facilitate the comparison of past and present results. A replay of the conference call will be available for a limited time by dialing 888-286-8010 within the United States or 617-801-6888 outside the United States and entering the pass code 39267129.

Any forward-looking statements we make today are based on assumptions, which we believe to be reasonable as of today, November 12, 2015. We undertake no obligation to update these statements as a result of future events.

Finally, this conference call is the property of Implant Sciences Corp., and any recording, reproduction or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corp. is prohibited.

On November 11, 2015, yesterday, we issued an earnings press release summarizing the company's financial performance for the three months ended September 30, 2015. And our report on Form 10-Q for the just concluded quarter will be filed tomorrow, November 13, with the Securities and Exchange Commission.

At this point, I'll turn the call over to Bill who will preface our financial results.

 William McGann  - Implant Sciences Corp. - CEO

 Thanks, Roger. So try things a little bit different today. We're going to try a couple of different things. Before Roger gets down into the nitty-gritty on the numbers, which of course, we have to do, I'd like to position a few numbers in your thinking in advance. So try to remember these numbers as we will come back to them following Roger's detailed description.

So the first number is 670%, okay? That's the Q1 to Q1 year-over-year growth rate that we're talking about today. The next number is 400%, and that's the current expected growth rate year-over-year based on our backlog that we reported to you last earnings call. Fourteen percent, this is a really fascinating number. This is the adjusted EBIT for the quarter based on our execution in a first time ever that we have a positive number there. And the final number that is easy to remember is zero, and it's -- we've borrowed virtually zero, not quite, but virtually zero to accomplish all of the numbers in the above numbers that we talked about for the quarter. So I'll stop at that point, but I want to come back and try to like thread the needle of some of these numbers into some of the execution that we want to highlight and talk about going forward. So, back to you, Roger.

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 Thanks, Bill. So let's review the financial results. For the quarter ended September 30, 2015, revenues increased to $14,393,000, which compares with $1,869,000 for the prior year period, an increase of about $12.5 million or 670%. This increase in revenue is due primarily to a 2,313% increase in the number of our QS-B220 desktop units we sold in the current period, and this is due to the orders and shipments to the European or ECAC airports in the current quarter, which is partially offset by a 31% decrease in the average unit sales prices. The net result of which is a 1,557% increase in our QS-B220 revenues.

The increased revenues we achieved on the QS-B220 sales are partially offset by almost a 33% decrease in the number of our QS-H150 handheld units sold in the current three-month period compared to the prior period, and this is due to decreased shipments to Asia and Africa. And this decrease is partially offset by a 3.5% increase in our average unit sale prices for the QS-H150s, and a net result is a 30% decrease in revenues for our QS-H150s.

Sales of parts and supplies increased to just under 842% in the three months ended September 30, 2015, and this is due primarily to increased sales of consumables and other supplies that were shipped with the QS-B220 desktop units that was sold into the European airports in the current three-month period. Going forward, as the installed base of the QS-B220 increases, consumable revenues will become a more prominent component of our total revenues. As we noted in our last earnings call, our competitive marketing conditions that were evidenced in the European tenders continue to have an impact on our average unit sales prices.

Gross margin for the three months ended September 30, 2015, was $6,257,000 or 43.5% of revenues, which compares with $618,000 or 33.1% of revenues for the prior year period. This increase in gross margin as a percent of revenues is primarily due to increased manufacturing overhead absorption, this is due to the increased desktop unit volumes that we sold and lower cost for the QS-B220 due to volume purchasing price reduction and also the 3.5% increase in the average units sales prices we noted earlier on our QS-H150 handheld units. As discussed on our last call, efforts by our engineering and manufacturing teams on several initiatives to reduce the cost of our systems continue, which will compensate for the pricing pressures our competitors are bringing to bear in the market.

Research and development expense for the three months ended September 30, 2015, was $1,083,000 that compares to $1,284,000 with the prior period, a decrease of $201,000 or just under 16%. The decrease in the research and development expense is due primarily to the relocation of our San Diego, California advanced technology office to Wilmington facility, which resulted in a $113,000 decrease in payroll and related-benefit costs. And we saw decreases of $39,000 in stock-based compensation, a $48,000 decrease in materials and prototype expense, a decrease in regulatory testing expenses. If you recall last year, we achieved ECAC and other qualifications and have to go through those qualifications in current period. And this is offset by $36,000 increase in travel expenses and these expenses were incurred in support of the ECAC system deployments that occurred during the quarter, and a small increase in our outside engineering consulting expense.

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

Selling, general and administrative expenses for the three months ended September 30, 2015, were $3,538,000, which compares with $2,675,000 for the comparable prior year period, an increase of $863,000 or 32.3%. The increase in SG&A expenses is due primarily to a $763,000 increase in payroll and related-benefit cost, a $560,000 increase in the variable selling expenses and this is due to the increased revenues and $80,000 increase in legal fees, a $69,000 increase in travel expense and these are expenses incurred also to support the QS -- the system installations in Europe. And these increases are partially offset by $294,000 increase (sic - see press release, "decrease") in stock-based compensation on employee stock options and a $188,000 decrease in stock-based compensation expense on nonemployee warrants.

The increase in legal fees for the three months is due principally to, as we noted previously, a disclosed suit that has been filed in the Suffolk County Superior Court here in Massachusetts against the Board of Directors. As was disclosed in our fiscal year 2015 annual report, in July, an order of stipulation was entered into by the parties, which essentially in case that the complaint is being dismissed with prejudice and presently the sole matter to be decided is whether the plaintiff or we will recover our respective attorney's fees and expenses incurred as a result of this litigation. And at the end of October, a hearing was held on which the respective parties, counsels presented all arguments on the merits of their request for legal fees and expenses. And presently, we had no timetable as to when the court will rule of these arguments.

For the three months ended September 30, 2015, other expense was $2,547,000 as compared with other expense of $2,034,000 for the prior year period, an increase of $513,000. This increase is due to increased expense on higher borrowings under our credit facility and, to a lesser extent, an increase in the interest rate on one of our instruments, which took effect on April 1, 2015.

Our net loss for the three months ended September 30, 2015, was $911,000 as compared with a net loss of $5,375,000 for the comparable period, a decrease of $4,464,000 or 83%. And this decrease in the net loss is primarily due to increased revenues in gross margin and is partially offset by increased operating expenses and an increase in interest expense.

Adjusted EBITDA for the three months ended September 30, 2015, was income of $2,139,000. So that's approximately 15% of our revenues, which compares to a loss of $2,328,000 in the prior year period. And this is an increase in our income from prior year of $4,467,000.

As also of note, and Bill mentioned during the quarter, we successfully self funded the significant working capital required to deliver the record revenues being reported today. And very early in the quarter, we borrowed a $200,000 under our line of credit.

That concludes the financial report. And I will now turn the call over to Bill.

 William McGann  - Implant Sciences Corp. - CEO

 Thanks, Roger. And so, thanks, again, everybody for being with us on this. Let's go back to some of the numbers and put it in context to what we have been trying to consistently say and have been committed to as a company. Going back to the third quarter earnings call in 2015, we made a clear statement that we're establishing a new and clear focus on a few things.

One, we were going to stop borrowing expensive money. And I think today you're hearing that we have done that and our quarterly performance shows it. Two, we looked ourselves in the mirror pretty hard and made some tough decisions. We stated we were going to better align our cost with our growth opportunities, and you heard some of those details from Roger just now. Believe me, there's a lot more to it and a lot of strategic thinking around the decisions we made there. But our positive EBIT of 15% also tells us story very well.

Speaking of EBIT, that was the third point. We said, that we would drive positive EBIT in 2016. And all I can say there is we're off to a great start at the numbers we're putting up in the first quarter.

So I really can't say enough at how pleased I am with the performance of our team. Starting with Dr. Darryl Jones, our EVP and leader on the sales and service front, and his ability to focus and drive his sales team, sometimes with tough love, we'll all admit, has been spectacular in the past 10 months. I know of no other industry sales leader in this space to have put up numbers like this.

I mean, in addition to this activities, Darryl is also now partnering in his new role with Bob Liscouski, our President, and together they're using our current momentum to drive even more customer focus to win even more large projects around the world, and to begin reshaping our brand as a company, both in the industry and to the investor community.

One notable example of that is recently on that latter front, we have reengaged an IR firm to support us getting back on a better footing with the investment community. For the past few weeks, many of your calls and inquiries have been answered and addressed. We realized -- we took a step away from this early in the calendar year. It

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

was driven, in large part, by our focus on cost and execution. And now we believe it's time to start bringing back some focus and intend on ramping up our communication in a clear and consistent way with our shareholders and the investment community at large. I hope that you will begin to feel this if some of you haven't already begun to feel it. And of course, speaking of ramping up, it would not have been possible to achieve the first quarter revenues and growth rates without an incredible effort on the part of every member of the Implant Sciences team.

Beginning in the late part of the fourth quarter through the first quarter of this fiscal year, we delivered over 800 of our B220 systems into the ECAC market requirement. I know some of you will remember our statements and responses to questions on our ability to ramp up. Back then, we stated we had a plan to achieve a ramp of up to 200 systems a month, in-house. We talked a lot about our planning, and we talked about some of the risks around that. Well, in Q1, we far exceeded that. Conservatively, the numbers I have come up with, and we've delivered over 300 units per month in peak months of July and August. And another way to look at is pretty interesting, is we delivered over $1 million a week from our manufacturing flow in Q1. That is pretty incredible.

So, obviously, a really big kudos to our manufacturing team. But it goes way beyond that, every person in the company proudly made this a reality. We have the vice presidents doing assembly and testing, we have the sales and marketing and product management team supporting final QA and inspection, the entire finance team and HR were in the center of it. Roger might call it a maelstrom at times. We have to keep our focus, foot on the gas, funding all of our supply chain and on-boarding contractors support as we needed to make it happen.

Last, certainly not least, Todd Silvestri, our new COO, and the entire engineering staff was really nothing other than pervasive in manufacturing, optimizing all the processes on the fly as needed, producing new improved work instructions, building test fixtures and assembly fixtures in real time, so that we could exceed our original planned targets. I'll stop here. But all in all, I think, you get the point. These performance numbers are incredible and not possible without this dedicated and passionate team. One of my favorite expressions in life is the French saying that goes something like "c'est vraiment incroyable," which means it's truly amazing, and that's really kind of sums it up. And probably my French is not good, but that's what it means.

Of course, I've also got to thank our suppliers for their support and patience with us at times as we turn this huge corner for our company. Without their support, these numbers could have been very, very different, that's not always obvious and sometimes it's taken for granted. And I just want to personally and publicly thank them. As always, I want to thank our lender for their continuous support and encouragement over the past 10 months. They had been there when we needed them. And like I said, they're happy, we're trying to not borrow money more from them. They've always been very willing to listen and engage with us and listen they do.

Finally, I want to thank all of you, our shareholders, for your support. We know there's been a tough journey, and there are still much more to do. But I do thank you for the good support and encouragement that we received.

 QUESTION AND ANSWER

 William McGann  - Implant Sciences Corp. - CEO

 So I'd like to stop now and engage in some Q&A. And here is the second piece, we are going to try to do a little bit differently. For some -- we requested in advance some questions via e-mail, and I'm going to try to alternate back and forth between the live question and an e-mail question. Let's see how it goes. We got some great questions online and there is lots of common ground particularly around our financial structure and balance sheet. So I think I'm going to let that one come in live, as I'm sure it will. And I'm going to begin by picking one that I find that is quite different and important to get out that might not otherwise.

And the first question, I'm going to actually read it. It comes from -- let me actually open a page here. It comes from a gentleman named [James Kirbin] and he writes, "In the September 8-K that the network solution ISC worked on in the European market might be a source of income in the future for ISC. I wondered if we will be able to marshal our greater expertise in technology to compete and more efficiently provide installation and networking solutions to the TSA. Can we compete on some of these other larger contacts? And when I read this question, I thought, wow, this is really great, because it's almost like serving it up to us and I thank you for that.

I'm going to let Todd Silvestri say a little bit about it. But the short answer is absolutely. We strategically recognize the capabilities of our B220 to not only interface on a secured network of a government agency or an airport around the world, and we're doing that by the way in Europe as the shareholder astutely points out. But we know we can provide assets in terms of analytics that will serve the enhancing of the security and the efficiency on the use of those systems. So I'd like Todd just to say a little bit more about that, and how that will drive our future revenue and grow with our installed base.

 Todd Silvestri  - Implant Sciences Corp. - COO

 Thanks, Bill. First of all, you did answer the question. This is real. This is something that's been developed. It's our network and data analytics program here at the company. It's real in terms of an active program but as well as something we are driving revenue from this company. So -- and it's not just TSA, it's also around the world now. Today, it's starting off more to report operational metrics and diagnostic information from the system. But as Bill talks about the data that's actually on an ETD platform is very, very significant to the performance of a checkpoint, the security, and improving throughput just to name a few. And so, as we look to where this product line goes in the future, we will be doing that. But it is -- I guess I just want to leave you the message, it is real, it is current, and it's the revenue that can be grown from our existing installed base as well. So it's a key point. It's a bright start in our future in terms of product development, and we're all excited to be part of it.

 William McGann  - Implant Sciences Corp. - CEO

 Thanks, Todd. So that was the first e-mail question. I will -- and thank you, James Kirbin for asking it. I was pleased to see that. Tony, can we take a call from the line now, please.

Operator

 (Operator Instructions) Your first question comes from the line of Mark Jordan, Noble Financial. Please proceed.

 Mark Conrad Jordan  - Noble Financial Group - Analyst

 Good afternoon, Bill and Roger. My question -- first question is relative to the balance sheet. It does reflect the historical facts that Implant Sciences was clearly in a startup mode for years. But now as you start to achieve enviable results, positive operating profits, et cetera, the question is, when can you transition to a more traditional balance sheet? And my question is specifically, what is the Board's opinion with regards to refinancing the balance sheet? And does the Board's strategy potentially include anything and everything from one end of this spectrum of the large equity offering to some form of M&A activity on the other end of the spectrum?

 William McGann  - Implant Sciences Corp. - CEO

 Hi, Mark. Thanks for that question. Okay. So, yes, I mean, look, the balance sheet -- look, the company and the people in this room right now, I mean, we know that the performance of our stock on a daily basis or any reasonable period of time is really hindered by the balance sheet. And I guess, you had a whole bunch of parts to the question. And I'll start and if I miss something, Roger will jump in and help me. But the short answer I would start with is the company is painfully aware that we have to do something to fix our capital structure. I think you touched on something important that I don't often say and we haven't, as a company, said, the Board is extremely involved in providing guidance and is fully supportive of us to do something. And what I mean by that is not over the next five years, the board knows that this is a priority in the near future. And the reason why they are taking more active stance now is frankly, because in the past, when you're losing $20 million a year, you really can't attract very many good options to restructure anything.

But in 2016, as we continue to grow our EBIT and positive, that, in my opinion, and Roger and I talked about this, I'll let him comment, it gives us very different leverage now. And we can begin to do some, perhaps, ordinary things. I mean it's still a pretty deep hole. But the kind of people and the kind of partnerships that we can attract, now that we've got some positive EBIT to give us some leverage on the equity side, I think, we will explore all options and the Board is very supportive of us doing that. So we are going to.

Roger, do you want to add anything to that?

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 No. I'll just echo what you said, Bill, is the fact that we're beginning to turn the corner here and we reported income on adjusted EBITDA basis, it provides us the ability to attract, I'd say an upper echelon of bankers or investors, as opposed to the folks that they'll call us with -- considerate you for consideration of different terms and these are actually worse than what we're seeing. So I think the fact that we'll be generating cash and becoming profitable will open the door for other avenues to pursue.

 William McGann  - Implant Sciences Corp. - CEO

 Yes, new players. So I would say in short, Mark, and anybody else keen on this topic is stay tuned because we will do something.

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

 Mark Conrad Jordan  - Noble Financial Group - Analyst

 Okay. Second question, could you give us the current land -- on competitive landscape between more folks missed and yourselves since you've obviously done some extensive head-to-head competition in Europe over the last three to five months? here are they and where are you with regards to the technology that you're taking to the marketplace?

 William McGann  - Implant Sciences Corp. - CEO

 Okay, well, that's a significantly harder question to answer. No, I think that's a great one. So I would say this, we -- the corner -- we've turned a lot of corners. We turned corners on revenue. This first quarter revenue was greater than the entire fiscal year last year. We got a quarter with the first time in history, we got a positive EBIT, and we've turned -- in the technology product arena, we turned the corner where we've gone from chasing to leading. And I would say that now those two major competitors are following and chasing us as evidenced by their activity. The game is on. The competition is up. And their new product development activity and their new systems they're putting out are in large part, if not completely, driven by the fact that we are here, and we took 70% of all the ECAC tenders that we submitted to. And without mentioning names, we were at a bunch of conferences. I was at one recently with Dr. Jones and myself at an AVSEC conference in Europe, and some of those competitors came up to us and said, "Wow, man, you guys have really took it to us." And they didn't really think good on you. But, look, I never assume that these competitors are stupid, they're not. They're fierce and they fight hard. They will continue to fight hard. And so will we, and we will continue to win.

But right now, I think, my entry comment to you is that we're now in the lead and they're now chasing on technology. We have a great platform, and we're going to leverage that momentum and create new better improvements to it that drive better margins, that drive better performance. And, again, stay tuned.

 Mark Conrad Jordan  - Noble Financial Group - Analyst

 Okay. And I have one final question and I'll get back in line. In your press release, you talked about an initiative to attack the narcotics detection market. Obviously, you had one first breakthrough sale in Mexico of 32 units, eight facilities. What is your strategy over the next six months or so to turn this into a real market for you?

 William McGann  - Implant Sciences Corp. - CEO

 Well, so -- I think it was 10 facilities actually, but that's okay. I mean, I think, the markets there and so the market is underserved, okay? That will be my assessment. And the real question, I think, that if you would had to get the right momentum going here is, how do we position our proposition, our value proposition to this market that is present, but underserved. And in our system -- and it's strategic for us. And I don't want to give away too much competitively because all of my competitors listen to this call. In fact, they call Darryl and thank him for all the information we put out there on this stuff, and I'm really -- it kind of annoys me that we do this. But what I would say is, we've got some very, very unique differentiation features on detection, some very interesting and rapidly emerging categories of threats that the world is every day becoming more important on drug detection, and we have a lot more work to do there, but a lot more opportunities, not just in Central and South America, but around the world, in particular, around the world.

So we're really excited about it, you're right, it's a very big part of our strategy, it is going to drive more revenue for us in the years as we go forward, and we're going to put more investment in it because we've got some great new ideas to drive greater revenue that's very profitable. So Darryl do you want to add something to that, or?

 Darryl Jones  - Implant Sciences Corp. - EVP

 I don't. Because I don't want to give away the strategy but I can safely say for the first time in my career, I actually see a real pathway to increase revenue in this particular area. And there are some initiatives going on right now, as we speak, that I think will bear fruit in this fiscal year.

 William McGann  - Implant Sciences Corp. - CEO

 Is that an okay answer, Mark?

 Mark Conrad Jordan  - Noble Financial Group - Analyst

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

 Fine. And I'll let somebody else ask a question and get back in line. Thank you.

 William McGann  - Implant Sciences Corp. - CEO

 All right. Great. So what I'll do now is I'll go back and take another one from the e-mail. We'll try to go back and forth so we might lose control of this, but let's try at least one more.

So the next e-mail question I'm going to pull up the sheet here is from [Carol Severance] and her question is, "Can you speak a little more about what you expect in the next wave of compliance from the ECAC countries and how it could contribute to our future numbers?"

So maybe on this one I'll, again, tee that up and ask Darryl to comment a bit more. So there is a second wave of ECAC, Carol, if you're listening, and anybody else. We did really well in the first wave. We've got more than a toehold. We've got a really good foothold in the EU countries, and it's not over. I'll let Darryl speak to a little more about what he expects in terms of timing. But I can say that we expect more growth from ECAC in our fiscal year 2016. Look, our focus is going to shift a little more towards TSA deliveries now, but there is more ECAC to come. And candidly, what I'd like Darryl to speak, if I could go beyond ECAC is to have him provide a little color and insight on where he thinks it goes beyond ECAC. So, Darryl, could you give a little more (multiple speakers) --

 Darryl Jones  - Implant Sciences Corp. - EVP

 Yes, I'll clear a couple of things. First, I wanted to give kudos to our General Manager, Mr. Richard Nelson, for the excellent efforts they did to lead the sales activity in Europe. I think he did a marvelous job with the partnerships. So it was completely a team effort, but it wasn't a lot of -- it was led by Mr. Richard Nelson.

As far as the next deployment, of course, the first ECAC wave was geared towards airports that has over 500,000 passengers and the second one will be less than that, meaning that the airports that have less than that. The time period is still ongoing right now, and we're well-positioned to continue this ECAC wave in the next year or two.

As far as what Dr. McGann was referring to, we believe that this type of mandate is also going to affect other countries because, of course, there are airplanes and airlines that are flying into Europe and so they must be compliant as well. And in the light of -- I know somebody might have asked this question about what happened with the recent tragedy in airline, we think that there's probably some growing mandate that might come from that. So the unfortunately good news in this arena is that we believe that this will accelerate explosive trace detection in other underserved markets.

 William McGann  - Implant Sciences Corp. - CEO

 Thanks, Darryl. So, Tony, can we take another question from the live line, please.

Operator

 (Operator Instructions) Your next question comes from the line of Mr. Ron Sanchez of Spencer Edwards.

 Ronald Thomas Sanchez  - Spencer Edwards - Analyst

 Gentlemen, thank you for your time, and great results. I just wondered if you would comment a little bit on your deliveries to Homeland Security as to where you're at, how many were delivered in each month. And what kind of new orders do you anticipate, if you could, if you're able to say?

 William McGann  - Implant Sciences Corp. - CEO

 Sure. Thanks for that question. So I think I can -- I will share a little more than what we said in the about TSA deliveries because we didn't have the quality of information that we now have and frankly, just got this week. We actually have a firm date from them that says they are now coming to our facility in the first week of December to begin doing their process, which is called factory acceptance test and evaluation or FAT testing, and that is the precursor to the common name, inspect all

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

the systems that they compliant with the configuration items that were approved and they sign off on it and then we start shipping them to be installed. So that is a big moment for us and we've been waiting for it for a very long time.

And I know, in the last couple of calls, we've said, well, it's imminent and it's any day now, but that was driven by process-driven activities that are now concluded to the point where they have actually given us a date and they've got their contractors airlines tickets being booked. So I mean I'm trying to give you a sense that it's -- not the things in government can always change but, I mean, they've planted the flag in the ground and told us that they're coming as opposed to us asking them when they think they're coming, and that's the big shift.

So we expect to still, believe it or not, be able to deliver the entire TSA volume at their request in this fiscal year and we aim to do that. And our Program Manager as well as Darryl have, through close work with TSA, have -- they are willing to accept that, they are being very flexible on a quarterly basis of how many systems we can ship and build to them. I think if you tie that statement to what I said a moment ago about our ability to ramp production, gone are the days where we wonder if we can do it, we did it and we did it at a rate that will far outstrip the demand of anyone customer, including TSA, on a monthly basis. So we're really well-positioned to deliver at a good pace really high-quality product to the field, and that is our focus in addition to continuing the momentum with ECAC. In terms of follow-on U.S. orders, I'm not going to say anything specific about that, but obviously, we work on that every day as well.

 Ronald Thomas Sanchez  - Spencer Edwards - Analyst

 Thank you very much. I appreciate it.

 William McGann  - Implant Sciences Corp. - CEO

 So -- oops, back to me, sorry. So I told you, if we try this, maybe it won't work. So there was one more and this one is a little bit provocative, but I'm going to take it anyway as an e-mail question, and it comes from a gentleman who we hear from online occasionally as well named [Nicholas Goodman], and he sent an e-mail that says, "Can you please clarify, once and for all, what the unit price is for the TSA purchase of QS-B220s?" And he quotes an amount that's $21.5 million on a government website.

So thank you, Nicholas. And if you're out there listening, it's good to hear from you again. And I'll give you my succinct answer, and then I'll try to say a little bit more about it. No, we won't. And there is really a good reason for it. The other thing I'll say is the number you quote is not a good reference number for you to do any formulated calculation of. So if you're thinking that's a good number to try to compute from, it's the wrong number and I know it's published somewhere, but they don't publish all of the numbers in a cohesive way to figure out what the total value of the contract is. So say no more about that.

However, the real reason why we won't is, what I said earlier, our competitors are listening to every word we say, the conference call is recorded and it's a permanent record, and it's very, very sensitive information, it's unit pricing. I know no one gives away unit pricing, let alone in this industry. So it hurts us that if we say more than we've already said, and I'm not kidding you when I say that these competitors of ours, we've been in this industry a long time, they're still -- they're friends as well in some ways and they kind of jovially poke us with, "Hey, we love your earnings call." "Hey, they're really good, keep it up." And are they really getting sensitive information from these calls? I hope not. But there is a great risk that they can. So we do not do it, that's it. I'm sorry, Nicholas.

Back to you, Tony. Another call from the line, please.

Operator

 Yes, sir. Your next question comes from the line of Mr. [Eric Akkum] of [PI]. Please proceed.

 Eric Akkum

 Hi, Bill.

 William McGann  - Implant Sciences Corp. - CEO

 Hi.

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

 Eric Akkum

 Well done on your call and your performance last quarter, and as well as in your (inaudible) isn't that bad.

I think my question was answered by us, perhaps answered by Mark on the balance sheet and what that is doing as a overhang on the stock going up, it really is acting as a ceiling. I know there's a portion of the outstanding that's convertible at $0.08 and other portion is converted at $1.18 or thereabouts. But it behooves as much to lender as obviously the shareholders to restructure that debt so that the company has the capital to move forward. And it's got also a more solid stock if it does want to raise more capital through the stock market. Have you given any thought to engaging an investment bank to pursue refinancing alternatives?

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 Eric, this is Roger. As Bill mentioned, we're looking at it at all avenues to refinance this. So we haven't specifically engaged an investment bank at this point, but Board has directed us to fix this. So it may come to a point, but we'll be doing that in order to address this overhang that you talked about.

 William McGann  - Implant Sciences Corp. - CEO

 Yes, the short answer is, yes, we will, and that is a directive and we look forward to doing it, believe me, we do. We know what's the problem, and we're not blind to it, we really haven't, as Roger said earlier, Eric, when you lose $20 million a year, it's hard to get a good deal, but when you make good EBIT in a year, you have different leverage and you actually attract, I don't want to say they're right, but you attract different parties to the table. Both strategic partners in the industry, strategic investors and the whole gamut, and we're going to be very open and very comprehensive in our searching for the right answer to do the best things for the company, maximize the value for the shareholders, that's our mission.

Any follow-up with that, Eric? Or are you okay?

Operator

 Thank you, Mr. Akkum, for your question. Your next question comes from the line of Mr. [Howard Vayne].

 Howard Vayne

 Hello, I had a couple of questions. The first one is regarding the TSA deliverables. It is my understanding from an article that was published a couple of days ago that the TSA was starting to install your units in some of the airports. So I'm saying, have you already started shipping units to the TSA? And secondly, did the reported earnings this quarter include TSA revenues?

 William McGann  - Implant Sciences Corp. - CEO

 Yes, got it. Okay, you want me take those two.

 Howard Vayne

 Yes.

 William McGann  - Implant Sciences Corp. - CEO

 So I don't want to be glib, but if you get that article, send it to me, because the short answer is no. We haven't. I told you factually that the TSA will take the first, and it is a big number of unit, so I'm not going to say the exact number, it's got three zero -- it's got three numbers on it; okay, not two. So they're going to take the first large

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

shipment starting in the first week of December. So that's the answer, is that I don't know the source, I have not seen that nor is anybody of my staff pointed it out. And I have my marketing person in the room shaking their heads that I haven't seen it. So I'd love to see it if there is such a report.

And the second thing is, no, there is no revenue from TSA in those quarterly results. Those numbers are sort of rest of world, and I think Roger accurately stated that principally ECAC from the Common Evaluation Protocol ECAC mandate for explosive trace detection. That was a mandate that was put in place on or before September 1 across the European Union countries and as Darryl stated, to initially serve all airports that have greater than 500,000 passenger pool per year. And the second wave, which is still in motion and beginning now is the smaller airports, the feeder airports, if you will. So all of those revenues are principally in the first quarter from that activity and we expect the TSA order flow to now begin to the balance of our year in addition to other orders from the rest of the world. So I hope that clarifies your question, Howard

Operator

 Mr. Vayne, thank you for your question. Our next question --

 William McGann  - Implant Sciences Corp. - CEO

 Oh, can I take one more from -- I got another one from e-mail, perhaps. I mean that was two from the live, and I don't want to be too perfect about this. But let's see if we can find another e-mail question. There is a question -- this is a good one, and we didn't talk about it this time. Are we now billing some R&D to those grants that we received last year? And that basically the question in it -- oh, it also comes from [Carol]. Carol was busy writing questions to us. Thank you for that. That's another good one, Carol. Todd is sitting here, but the short answer is, no. We haven't. And that's about to begin as well. I don't have a real start date, but the way it works is, we've got an agreed to statement of work and the government has got the money loaded and we're going through the final steps of what's required as a DCAA audit of our financials, so that aligns with the statement of work and they know how much money we're going to build. So that $2 million starts to flow, I don't know, probably this month, Todd?

 Todd Silvestri  - Implant Sciences Corp. - COO

 December

 William McGann  - Implant Sciences Corp. - CEO

 December. So that money will start to flow in December as well. And, yes, you make a corollary point is that's going to sort of help internally fund or offset some of the R&D spend? Absolutely, yes.

So thank you for that question. And that's a very exciting project that's for what's known as the in-line ETD project. And that is a game-changer technology platform development that could greatly expand the market and our revenues in the out years. We'll talk more about that some day when we get that project going. I look forward to, again in a noncompetitive way, share what's going on there.

Another call from the line, please.

Operator

 Thank you, sir. Your next question comes from the line of Mr. [Patrick Mayer]. Please proceed.

 Patrick Mayer

 Hi, guys. Few questions here. One, so what's your current backlog?

 William McGann  - Implant Sciences Corp. - CEO

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

 We are only going to report that annually.

 Patrick Mayer

 Got it.

 Patrick Mayer

 And I think Roger did that and said it was 40 ...

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 It was $44 million, Patrick, at June 30. And, again, as Bill mentioned, we're not going to be reporting our backlog each quarter, what we can say is it's trending to where we think it should be to achieve the revenues we spoke about back in the first quarter, back at the last earnings call.

 Patrick Mayer

 Fair enough. I think I've got a few, if that's okay. Thinking about the whole noncontact market, I thought I remembered from some years ago, does the TSA have to develop a whole standard for testing noncontact that you would then need to get qualified before there is really going to be any significant sales there?

 William McGann  - Implant Sciences Corp. - CEO

 Well, let's -- yes, let's open up a bottle of something and have that discussion. That's a long one. The short answer is technically they would because -- but in reality, I don't think they will, okay, because they've just literally come out with a brand new standard. Okay? And everybody -- well, not everybody, but the currently three qualified players as being one are having our systems go through their so-called 6.2 standard. And so, I believe, by the way we stand in a very good stead on that. But those standards evolved from a very long time ago, following the Pan Am 103 disaster over Lockerbie and specifically the standard targets, the initial set of standard explosives and the methods, by which they are collected and analyzed, are not totally conducive to a noncontact sampler. I mean there are some level of effectiveness, but at the level of requirement on performance, it, believe me, we try it, right.

So the best we would be able to do, Patrick, is to submit our noncontact sampler to the exact standard that they use, and we don't believe that, that is a fruitful nor a high-priority effort in terms of being effective. There is talk. And it's been on and off the table, and you could do your own homework on this and go through the government solicitations and requirements documents policy. And you will see on and off again, they talk about coming up with a handheld standard. And there was talk of that as recently as six months ago, but then it goes off the table again. So what I would say is, we don't see that as a near-term opportunity, near term in the next year or so.

However, there is great near-term in that, year or two time frame, for our handhelds, new one and even some new platform developments that we're considering that address this pretty large underserved market that Darryl alluded to. And that does not require the TSA. It's not unregulated, but it's not a specific TSA standard that they match to. So there is -- the handheld market continues to be buoyant and robust, and we believe within our roadmap, we can capture share there just like we've done in the desktop market. But also, we think with our new technologies, we can actually grow that market and make it less underserved. We can -- in other words in marketing terms, we can drive some organic growth and we have a specific strategy to do that.

 Patrick Mayer

 Great. Thanks. If I have got time for hopefully two more. Thinking about the combination EDS/ETD competitors, how do you think about your strategy as the sole -- having only the one piece of it? Does that present any particular difficulties that you are having to address in some particular ways, if it's not too sensitive?

 William McGann  - Implant Sciences Corp. - CEO

 Well, it's not. It's a little sensitive. Yes, please, Darryl, would like to start off. Yes.

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

 Darryl Jones  - Implant Sciences Corp. - EVP

 There are companies that have ETD and there are companies that have EDS; some of them have both. As part of our strategic outreach, there are many EDS companies that have approached us for different types of partnerships. And so that is not a factor. If the main competitor, let's call, both have that and another company doesn't, we start partnering together on different tenders, so that's a nonfactor.

 William McGann  - Implant Sciences Corp. - CEO

 Yes, so I would -- and that's exactly -- that's actually correct. And my little tongue-in-cheek comment to that is, we're pretty highly coveted right now. So we're feeling okay about it, but you're correct. We're very focused on ETD, and we think we have game-changing technology that actually when we communicate what those things under the appropriate NDAs with some of these partners Darryl alluded to, they're pretty excited about the opportunity to partner with us on the future of integration of our systems currently as well as future in the EDS/ETD market.

 Patrick Mayer

 Okay. And then just a final question is that obviously, with the Egyptian situation outside of the U.S., what rumblings do you hear inside the U.S. with perhaps a possible reengagement on the cargo side here?

 William McGann  - Implant Sciences Corp. - CEO

 Well, I'm going to actually ask Bob Liscouski, who's on the line, to say a little bit more about that, because he has been with intent our voice to the public external focus on this. But I mean my view is, it's a little early to say, to me, anyway, I haven't seen the data saying that's cargo related. So I haven't heard anything specific there. I mean, obviously, there's a lot of thought and discussion around, in general, how we change the security paradigm based on this, but Bob could you address this -- put some color into it?

 Robert Liscouski  - Implant Sciences Corp. - President

 Yes, sure. Thanks, Patrick. So I think let's look at domestic versus international, and we'll focus on international side first. So there are standards both internationally and domestically for air cargo security and screening. And they typically deploy three different types of approaches, one is manual search, a physical search, the other one is X-ray, and the third one is ETD, which usually means dogs and in some cases, it actually means deployment of the explosive trace detection equipment such as ours. But you have a spotty application of these standards overseas and difficult for TSA to be able to assure compliance. And then, you have an insider threat issue, which looks like it's all speculation. There hasn't been any conclusions if you're seeing that the press is kind of really gone down on this issue right now because there's still lot of investigation to go on to determine exactly -- A, if in fact, there was bomb, we haven't really seen any conclusive evidence on that yet. The forensics are still out. And B, where the source of that bomb was, if in fact there was one, how it may have gotten into the aircraft. My sort of educated guess on this is you have an insider threat meaning that somebody who had legitimate access to the aircraft was responsible for placing a device on the aircraft.

So screening -- cargo screening wouldn't necessarily address that. So you're looking at people who would bypass the normal cargo screening process and cargo that had already been screened through a, in the United States it's called a CSSF, Certified Cargo Screening Facility. If they had legitimate access to an aircraft, they would have bypassed the cargo screening facility to get access to that aircraft and then maybe potentially put the device in there.

So it's a pretty complex scenario when you start putting all of that together. All that being said, reason that in the international side, it really highlights vulnerabilities in the system for which technologies like ours, obviously, ours is extremely well suited for those could be deployed on the insider threat aspect, meaning that you could begin doing random searches of folks who have legitimate access to aircraft to determine, if in fact, they've handled anything, so those types of increased security measures could occur and we know that DHS, TSA are looking at ways that they have to enhance that with better surveillance of facility overseas. And of course, they're looking at those same procedures here domestically.

The air cargo screening side of this equation has been in force now since 2010. And they do pretty good job at that. Now, again, not all cargo screening, they use a risk-based methodology to do that because they practically can't screen everything. So they look at -- as they look at cargo based upon its origin, who the shipper is, its

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

destination; all of those characteristics of the cargo that go into it and then, of course, they put a risk identifier on that particular cargo and then they'll screen it thoroughly if it's on a high-risk category. They do the same thing for overseas risk on cargo.

So this is a very long answer, but I think it's worth contextually understanding. You pointed out the fact that this is a very event-driven industry outside the typical checkpoint approaches that are driven by a very thoughtful considered types of concept of operations you have events like this, which cause a disruption in their thinking and then all of a sudden, there are changes. I mean we can expect -- as Darryl alluded to earlier, we can expect that there will be an increase in demand for our types of technologies. Quite candidly, ours really are well-suited for this type of application.

Bill, I'll stop there. You can add any color that I may have missed.

 William McGann  - Implant Sciences Corp. - CEO

 No, I appreciate that, Bob, and I'm going to take another e-mail question. In fact, this is kind of good one. I'm not going to say the person's name, because I don't know who it is. This one actually came in, Bob, from you on a text. So it has a screen name, and I'm not going to say a screen name. If person wants to identify themselves, I'll say the name, but from screen name out there. So as you stated a new and improved handheld model will be ready to shift starting in Q4, does that infer DHS, TSA certification by then or just general availability?

So I would say it infers general availability based on what we just talked about that there is really not, in my opinion, a strong strategic link to any handheld into TSA certification. Now what I will say is and you can believe it for sure, that the new handheld has the ability to do TSA-type swab sampling, and we will put that through its paces in terms of the known TSA standard. But in terms of the noncontact search mode Sniffer technology, there really isn't a good way to get that sampling modality approved under current standards. So we're not going to plan that as part of our strategy.

In terms of timing, the answer is still yes. Honestly, we are a little behind. We have had all hands on deck in every resource available and meeting our production ramp. And that now is settling down and the teams are settling back now into the more, what I call, normal operating rhythm with our weekly, daily, monthly program reviews, the teams are reassembling into their project related work, but there was more than a few months hiatus when we put all hands on deck to deliver systems with quality, which again, probably we did. So those are the compromises made, but I think it also -- that's what generated the results and the performance that we're reporting to here today.

The product is very viable. Darryl is very excited to go and sell it aggressively, and it's pretty exciting. In fact, a couple of shareholders have actually visited the company recently in weeks. And we have showed it to them, they see it, they see it breathing and living, and up and running, but we have not yet completed the commercialization in terms of packaging and marketing launch and all that. And that will be done this year, that's correct. So thank you for that question. And I forgot to mention it and I should have.

Thanks, Bob for sending that one over. Another question from the line please, Tony.

Operator

 Thank you. Your next question comes from the line of Mr. [Jim Shims]. Please proceed.

 Jim Shims

 Bill, at the very beginning of the call, I think I heard you say that 2016 revenues would be up 400%, which if my math is correct, that says on the order of $65 million. That would be the first question. Second question, we never see any tenders or contracts or whatever related to Germany or Great Britain. Are we not -- clearly, they're buying equipment, why haven't you been successful in those markets?

 William McGann  - Implant Sciences Corp. - CEO

 Yes, I'm going to give that one to Darryl, but let me start with a clarifying comment. I don't know my arithmetic at 400% year-over-year doesn't add up close to $65 million. So you have to -- year-over-year growth of 400% is a number like we sort of communicated in the last earnings call. But anyway, that's just a fact you can go look at that. Darryl, do you want to address the larger question about --

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

 Darryl Jones  - Implant Sciences Corp. - EVP

 Yes, obviously, in general, I'm not sure -- of course, thank you for the question. I'm not sure where you're getting the -- you're seeing the availability of tender other then after somebody has won them. There are some markets that have not deployed ETD in the recent months, and we're definitely still pursuing those. So here is the bottom line, there is some opportunity out there that we have not fully addressed yet. And you mentioned one of those countries.

 William McGann  - Implant Sciences Corp. - CEO

 Yes, not all the tenders are out yet, number one, and we generally don't make our business to publish tenders, my god.

 Darryl Jones  - Implant Sciences Corp. - EVP

 That's right.

 William McGann  - Implant Sciences Corp. - CEO

 I like coveted documents. That's the good news, though. So we will release as we win.

 Jim Shims

 Okay. But going back to the first question, 400%, if I take 2050 in revenues of $13 million, I multiply it by five for 400%.

 William McGann  - Implant Sciences Corp. - CEO

 No. Multiple it by four.

 Jim Shims

 Then I'm on [40] --

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 I'm sorry, Jim, yes, it's Roger. It's by a factor of four. (Multiple speakers) Do the math, yes (multiple speakers) -- yes, Yes. That's correct. Yes.

 Jim Shims

 Okay, all right. And finally, the gross margin for the first quarter, 44% versus 42% in the fourth quarter of last year. The -- I was expecting more effect from the absorption, I understand the issue of reduced sell prices as you get higher volumes. But is 44% about what we should be expecting going forward for the rest of the year or will that number increase?

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 Yes, the margin is a factor of unit volume, it's a factor of unit sell price. And I think as we mentioned the pricing, the tender pricing into Europe during this recent quarter, the pricing was fairly aggressive. So I don't see that really changing. In terms of the gross margin, I believe in the last call, we indicated the margin would range between 42% and 44% for the year. So that we feel is still reflective of what we will --

 William McGann  - Implant Sciences Corp. - CEO

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

 To put some hope on that and some indication of the future, however, a lot of our engineering programs are very focused on, I've said it many times, performance up and cost out. And that's how you drive better price elasticity in markets when you get very competitive and maintain good margins. So those are among the highest prioritized programs in our technology product development matrix, which we review regularly. And that will give some upside to the margins that Roger sees today, number one.

And number two, I think also, and Roger, will correct me if I'm wrong on this, to achieve the ramp that we did at this incredible rate of rise, I would say, we were not perfect in controlling all the cost we had to throw at that to make that happen. So there was a period of time we were on boarding contractor -- that we've sort of taken all that out again now, but now that we've got a much better enabled process to deliver, but to get the ramp going, we had to spend more money as well. So that impacted the cost of sales there. So that should improve for sure going forward.

And I think that coupled to the cost outs is that I would say to you though Roger has reported what it is for the year, my job is to continue to drive everybody to make that a better number. And I start with sales on driving better deals, and I start with Todd and driving cost out. And I turn to supply chain and manufacturing with Brenda and the team there to keep optimizing their efficiencies. And we do all of those things and Roger keeps pretty good score of that. And he's pretty adamant about us trying to drive margins on our operational reviews. So it's a focus.

Okay. You know what, the e-mail questions are kind of all harmonizing around balance sheet stuff, which I think we've addressed. And I guess it's close to 25 after the hour. We really would like to maybe wrap this up. So I'd take maybe one more question from the line as a last question.

Operator

 Thank you, sir. Your next question comes from [Peter Bunnell].

 Peter Bunnell

 Hi, good afternoon, Bill and the rest of your team. Congratulations on an outstanding quarter -- shareholder conference that you will restructure the balance sheet, do whatever you need to do, put [the stand] and effort and effort and energy and allowing the share price to catch up to the success of your company. Again, congratulations. You answered my question on the handheld and the balance sheet, which was great. Thank you for that information.

I guess my next question would be around the second level of TSA refresh. I know the first level, the 1,200 units, I've also -- it's public knowledge. I've seen there's the second level of refresh of about 2,400 units. So my first question is, have those tenders been, begun to be worked on and is there a date of submissions for those? Is it true that there is another level of 2,400 units approximately that the TSA is looking for? That's question number one. The second question is your IDIQ. I've seen a couple of dates when that runs to. I've seen May of '16. I've seen March of '18. When actually is the expiration of the IDIQ? And again, wonderful quarter, keep up the good work.

 William McGann  - Implant Sciences Corp. - CEO

 Thank you, Peter. So I'm going to hand that one to Darryl, and I'll say up front, embarrassingly, I forget when the IDIQ expires, but Darryl probably does know. So why don't you take that one?

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 This is Roger, the IDIQ is issued just about a year ago. And it was for a year, and it's been extending (multiple speakers) and TSA has full liberty to extend it obviously to fulfill the delivery order.

 William McGann  - Implant Sciences Corp. - CEO

 And everything tells us they will.

 Darryl Jones  - Implant Sciences Corp. - EVP

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

 Right. And if you -- it's Peter, right?

 Peter Bunnell

 Peter, yes.

 Darryl Jones  - Implant Sciences Corp. - EVP

 And if you have the tender that says 2,400 units, that's going on right now (multiple speakers) --

 Darryl Jones  - Implant Sciences Corp. - EVP

 -- actually there is no other tender (multiple speakers) --

 William McGann  - Implant Sciences Corp. - CEO

 I doubt we missed it, but you know what, Peter, if you have it, send it to us. Let our competitors go running around, hey guys, competitors on the phone take that one and run with it. We're not aware of it, Peter. So I think you are directionally correct is that the TSA has a planned program like many agencies do that oversees security to have a program of regular purchases, and we don't talk about the numbers, because that's actually pretty important to not do, but they are sizable and sustainable for our business going forward, and we will be competing. I think we have pretty good visibility to it.

 Peter Bunnell

 Thank you.

Operator

 Thank you, sir. Your next question comes from Mr. Mark Jordan of Noble Financial. Please proceed, sir.

 William McGann  - Implant Sciences Corp. - CEO

 Okay. This is the last question, Mark. We already talked to you once. Go ahead.

 Mark Conrad Jordan  - Noble Financial Group - Analyst

 Well, thank you for giving one more shot. Revenue recognition, is TSA going to be realized upon shipment or acceptance in the airports? And how was the first wave ECAC realized as revenue?

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 Mark, this is Roger. Yes, the TSA it's -- within the contract, it's specified. So that said, a certain percentage is recognized. That's said, the balance is recognized. So you could have some spill from one quarter to another, but we're not really concerned with that.

In terms of ECAC, ECAC, we literally shipped the systems. Obviously, they had a September 1 deadline. So we literally shipped the systems. We had folks from engineering, from our service literally run the same flight or the flight following thereafter. And those systems were installed almost immediately. So there's no spillover in revenue recognition on ECAC orders. The orders -- all the revenue for the orders was realized in the quarter. We might have a few consumables that we didn't ship that we'll ship, and we have been shipping this quarter thus far.

NOVEMBER 12, 2015 / 09:15PM GMT, IMSC - Q1 2016 Implant Sciences Corp Earnings Call

 Mark Conrad Jordan  - Noble Financial Group - Analyst

 Thank you.

 Roger Deschenes  - Implant Sciences Corp. - CFO, VP - Finance

 Thank you, Mark.

 William McGann  - Implant Sciences Corp. - CEO

 Yes. So at this point, I'd like to thank everybody for their time and, again, for their support and encouragement of our company and the progress we've made. I'd like to thank my team, thank everybody once again, and we look forward to hearing more from us as the days and months go on. Thank you very much for joining the earnings call.

Operator

 Ladies and gentlemen, thank you so much for your patience and participating in today's presentation. You may now disconnect, and everyone, have a great day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2015 Thomson Reuters. All Rights Reserved.